Exhibit 10.51

UNITED STATES OF AMERICA BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM WASHINGTON, D.C.

In the Matter of:	Docket No. 15-026-E-I
15-026-CMP-I
HIGHER ONE, INCORPORATED
New Haven, Connecticut	Order to Cease and Desist and Order
of Assessment of Civil
An Institution-Affiliated Party of	Money Penalty Issued Upon Consent
Pursuant to the Federal Deposit
CUSTOMERS BANK,	Insurance Act, as Amended
Phoenixville, Pennsylvania

A State Member Bank;

and

A Former Institution-Affiliated Party of

COLE TAYLOR BANK
Chicago, Illinois

A Former State Member Bank

WHEREAS, in recognition of the common goals of the Board of Governors of the Federal Reserve System (“Board of Governors”) and Higher One, Incorporated, New Haven, Connecticut (“Higher One”), an institution-affiliated party, under sections 3(q) and 3(u) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(q) and (u)) of Customers Bank, Phoenixville, Pennsylvania (“Customers Bank”), a state-chartered member of the Federal Reserve System, and a former institution-affiliated party of Cole Taylor Bank, Chicago, Illinois (“Cole Taylor Bank”), at all relevant times for purposes of this Order a state-chartered member of the Federal Reserve System (collectively, the “Banks”), to ensure compliance by Higher One with all applicable federal and state laws, rules, and regulations including, but not limited to, section 5(a)(1) of the Federal Trade Commission Act (“FTC Act”) (15 U.S.C. § 45(a)(1)), the Board of Governors and Higher One have mutually agreed to enter into this combined Order to Cease and Desist and Order of Assessment of a Civil Money Penalty Issued Upon Consent (the “Order”);

WHEREAS, Higher One provides financial aid and reimbursement services to colleges and universities (collectively, “Schools”) and demand deposit account services to students and former students throughout the United States through relationships established by entering into Deposit Processing Service Agreements (“Agreement” or “Agreements”) with insured depository institutions including, but not limited to, the Banks;

WHEREAS, Higher One, pursuant to the Agreements with the Banks, performed essential elements of the banking relationship including facilitating the opening of accounts as an agent of the Banks and soliciting deposits on behalf of the Banks;

WHEREAS, pursuant to section 7(c) of the Bank Service Company Act (12 U.S.C. § 1867(c)), services that Higher One provided to the Banks are subject to regulation and examination by the Board of Governors to the same extent that such services would be subject to regulation and examination as if performed by the Banks on their own premises;

WHEREAS, the Board of Governors, the Federal Reserve Bank of Chicago (“Chicago Reserve Bank”) and the Federal Reserve Bank of Philadelphia (“Philadelphia Reserve Bank”) (collectively the “Reserve Banks”) have conducted inquiries that assessed the practices of Higher One, Cole Taylor Bank, and Customers Bank;

WHEREAS, this Order is issued with respect to the following:

A.     Schools often need to disburse financial aid refunds to students. Many types of financial aid funds are initially distributed in full to the school, which then deducts the student’s tuition and other amounts payable to the school. Any remaining amount is known as a “refund.” Schools are responsible for distributing refunds to the students, typically by paper check or Automated Clearing House (“ACH”) transfer to a student’s bank account.

B.     In 2000, Higher One created the OneDisburse service (also known as the “Refund Management” service) whereby schools could outsource the financial aid refund disbursement process, resulting in time- and cost-savings for the schools. Higher One offers students three methods of receiving their financial aid refund: (1) direct deposit to the Higher One deposit account and student debit card product known as the “OneAccount” (which was marketed at several product levels, including the OneAccount, OneAccount Flex, OneAccount Edge, and OneAccount Premier); (2) ACH transfer to another bank account; or (3) paper check, if permitted by the school.

C.     Because Higher One is not an insured depository institution, as that term is defined in section 3(c)(2) of the FDI Act (12 U.S.C. § 1813(c)(2)), Higher One contracts with an insured depository institution to establish and maintain the OneAccounts. From May 4, 2012 to August 14, 2013, Cole Taylor Bank provided demand deposit accounts in connection with the OneAccounts. Customers Bank has provided demand deposit accounts in connection with the OneAccounts since August 14, 2013.

D.     Through this business model, Higher One and the Banks controlled students’ access to and information about financial aid refund disbursement options because students were required by their schools to use the Higher One website to select the method of the financial aid refund disbursement or wait at least two weeks to receive a refund check by default as required by Department of Education regulations.

E.     Higher One benefitted from students directing their financial aid refunds to the OneAccount instead of to an alternative bank account or paper check. Higher One earned income from all fees paid by students in connection with the accounts. Some of the fees were unusual, such as a fee of 50 cents for using the debit card linked to the OneAccount as a point-of- sale purchase that is executed through entry of a PIN, rather than executed by signature like a credit card, and a fee of 3.5 percent for withdrawing funds from a bank teller (described as a “cash advance” fee). In addition, Higher One received the interchange fees paid by merchants to issuing banks in connection with the debit card linked to the OneAccount and fees paid by the Banks for servicing the account. The Banks benefitted from holding and deploying the funds held in the non-interest bearing demand deposit accounts.

F.     During the period from May 4, 2012 to December 19, 2013 (the “Relevant Period”), the Higher One website and associated materials used for selecting the disbursement method for refunds contained material omissions about certain fees, features, and limitations of the OneAccount, which were likely to mislead students acting reasonably under the circumstances. Information about certain fees, features, and limitations of the OneAccount was omitted entirely or was not clear and conspicuous. Examples that were in effect at the Banks during all or part of the Relevant Period included, but were not limited to:

i.     There was no information on the refund disbursement home page – the first webpage that would appear when a student started the disbursement selection process for the first time – about the ACH transfer to another bank account and paper check options, either of which may have enabled students to access their student financial aid refunds with fewer fees or no fees.

ii.     On the web page where the student made a choice about the method of refund disbursement, information about the speed of receiving a refund through the OneAccount was readily available, but there was no information about the fees, features, and limitations of the OneAccount located on that page, making it difficult for students to make a fully informed decision prior to selecting the method for financial aid disbursement.

iii.     Information about the availability of fee-free ATM locations was not available on the web page where the student made a choice about the method of refund disbursement. There was no information about the hours of availability of any specific fee-free ATMs located on any of the web pages, even though some fee-free ATMs were on campus locations that were closed on nights, weekends, and holidays.

iv.     It was only at the final web page, after the student had selected a refund delivery mechanism and entered all personal information, that a complete fee schedule and the terms and conditions were readily available for the student to view. The fee schedule contained information about ATM fees for using non-Higher One ATMs. The student would need to click on another link to find information about fee-free ATM locations. There was no information on hours of availability for specific fee-free ATMs. If the student wanted to change his or her choice of refund delivery mechanism before opening the account, the student would need to back out through previous screens to reach the appropriate web page and resubmit all personal information.

v.     Although the Banks were bricks-and-mortar institutions, there was no information on the website explaining that the OneAccount was an Internet-only checking account.

vi.     The website for most of the participating schools featured the school logo more prominently than the Higher One logo or the fine-print reference to the Banks, which may have erroneously implied that the schools endorsed the OneAccount as the preferred method of disbursement of financial aid refunds.

G.     The deficiencies specified in paragraphs A. through F. above resulted in deceptive acts or practices in or affecting commerce, within the meaning of section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), and unsafe or unsound banking practices.

WHEREAS, on July 7, 2014, after a non-objection from the Board of Governors, Higher One provided by electronic mail (or USPS mail, if necessary) the following information to existing customers who had opened OneAccounts during the Relevant Period: information about ACH transfer and paper check options for receipt of financial aid refunds; a copy of the Fee Schedule and Terms and Conditions; a description of the account closing procedures; and also provided fee waivers for certain foreign ATM, debit card, and cash transactions for a 30-day period;

WHEREAS, during the Relevant Period, there were approximately 850,000 new OneAccounts opened at the Banks, and approximately 570,000 of these accounts were assessed at least one of the fees that were not properly disclosed as described in Paragraph 8(a) of this Order;

WHEREAS, Higher One has agreed to make restitution to the Banks’ account holders affected during the Relevant Period;

WHEREAS, the practices described above warrant the assessment of a civil money penalty by the Board of Governors against Higher One under section 8(i)(2) of the FDI Act, as amended (12 U.S.C. § 1818(i)(2));

WHEREAS, on December 17, 2015, the board of directors of Higher One, at a duly constituted meeting, adopted a resolution authorizing Marc Sheinbaum to enter into this Order on behalf of Higher One and consent to compliance with each and every applicable provision of this Order by Higher One and waiving any and all rights that Higher One may have pursuant to section 8 of the FDI Act (12 U.S.C. § 1818), including, but not limited to: (i) the issuance of a notice of charges; (ii) a hearing for the purpose of taking evidence on any matters set forth in this Order; (iii) judicial review of this Order; (iv) contest the issuance of this Order by the Board of Governors; and (v) challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Order or any provision hereof:

NOW, THEREFORE, before the filing of any notices, or taking of any testimony or adjudication of or finding on any issues of fact or law herein, and for the purpose of settling this matter without a formal proceeding being filed and without the necessity for protracted or extended hearings or testimony, it is hereby ORDERED, pursuant to section 7(d) of the Bank Service Company Act (12 U.S.C. § 1867(d)) and sections 8(b)(1), and 8(i)(2) of the FDI Act (12 U.S.C. §§ 1818(b)(1), and 1818(i)(2)), that:

No Misrepresentations or Omissions

1.     Higher One shall continue to take all action necessary to correct all violations of the FTC Act cited in The Federal Reserve’s UDAP Review of the OneAccount Product Offered by Cole Taylor Bank and Higher One, Inc., dated May 7, 2014, and The Federal Reserve’s UDAP Review of the OneAccount Product Offered by Customers Bank and Higher One, Inc. dated May 8, 2014, and maintain future compliance with the FTC Act with respect to the OneAccount or any student financial aid-related consumer deposit or lending product or service that is or may be offered when Higher One is acting as an institution-affiliated party or service provider for a state member bank (“State Member Bank Partner”) (“Products or Services”).

Higher One shall not make, or allow to be made, any misleading or deceptive representation, statement, or omission, expressly or by implication, in the marketing materials, telemarketing scripts, sales presentations, websites, and/or any similar communications used to solicit any Product or Service. Additionally, Higher One shall take all action necessary to ensure that all material information needed by a consumer to make an informed decision about the method of receiving a financial aid refund is provided in advance of a consumer making such a decision and that all representations are substantiated. Without limiting the generality of the foregoing, Higher One shall not make any misrepresentations and/or omissions including, but not limited to, any misrepresentation and/or omissions of material facts related to:

(a)     options for receiving financial aid refunds through a bank account by ACH transfer and by paper check;

(b)     information about the fees, features and limitations of the OneAccount, including limitations on cash deposits and withdrawals;

(c)     information about fee-free ATM locations and hours of availability, including information on fees assessed by foreign ATMs;

(d)     whether the school endorses or prefers the OneAccount over the options of consumers’ receipt of the financial aid refund through another bank account by ACH transfer or by paper check; and

(e)     the approximate timing of funds availability for each financial aid disbursement option.

2.     Higher One shall ensure that all marketing materials, telemarking scripts, sales presentations, websites, and/or any similar communications used to solicit any consumer to open an account at a state member bank clearly and conspicuously disclose Higher One’s name and the State Member Bank Partner’s name, including contact information for Higher One and the State Member Bank Partner.

3.     Higher One shall clearly and conspicuously disclose to consumers, prior to choosing a financial aid refund disbursement method, the locations and availability of its network of ATMs, and that the use of ATMs on other networks will result in foreign ATM fees.

Consumer Compliance Risk Management Program

4.     Within 90 days of this Order, Higher One shall submit to the Philadelphia Reserve Bank an acceptable written plan to enhance the consumer compliance risk management program to ensure that the marketing, processing, and servicing of all consumer Products and Services comply with all consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)). The plan shall, at a minimum, address, consider, and include:

(a)     measures to ensure that the program is developed in accordance with applicable supervisory guidance of the Board of Governors, including, but not limited to, the guidance entitled, “Guidance on Managing Outsourcing Risk,” dated December 5, 2013 (SR 13- 19/CA 13-21); “Community Bank Risk-Focused Consumer Compliance Supervision Program,” dated November 18, 2013 (CA 13-19); “Consumer Compliance Examination Procedures for the Unfair or Deceptive Acts or Practices Provisions of Section 5 of the Federal Trade Commission Act,” dated November 6, 2007 (CA 07-8); and “Unfair or Deceptive Acts or Practices by State- Chartered Banks,” dated March 11, 2004 (CA 04-2);

(b)     measures to enhance the Higher One website and other consumer communications to ensure that consumers receive material information in a manner that is timely, accurate, clear, and conspicuous;

(c)     measures to ensure that the compliance program is administered by compliance personnel with sufficient expertise in, and knowledge of, applicable consumer protection laws and regulations, including section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), and to ensure that sufficient personnel is provided to fully comply with all requirements of this Order;

(d)     measures to enhance appropriate policies and procedures for:

(i)     the review, approval and maintenance by Higher One and any State Member Bank Partner of: (1) all marketing, advertising, solicitation materials (including direct mail or Internet solicitations, promotional materials, telemarketing scripts and website content), and similar communications; (2) other materials provided to consumers generated in connection with the marketing, processing, and servicing of Products or Services , including any agreements and account statements; (3) all materials related to customer service; and (4) any material changes thereto;

(ii)     to the extent permitted by applicable law promptly notifying any State Member Bank Partner, of any consumer complaints, regardless of the source; inquiries or investigations from federal or state agencies or legislative bodies; and legal actions received from any party;

(iii)     promptly addressing and resolving consumer complaints and inquiries arising from any product or service, monitoring such complaints and inquiries and identifying any trends concerning the nature of the complaints, and promptly addressing the root causes of such complaints and inquiries;

(iv)     maintaining and, to the extent permitted by applicable law, making available upon request by a State Member Bank Partner any and all records, reports and materials required by this Order or related to a Product or Service provided;

(v)     assessing consumer compliance risk and performing the necessary due diligence in the approval of new products or new outsourcing arrangements, and implementation of appropriate risk management procedures and controls for new products or outsourcing arrangements; and

(vi)     updating policies and procedures on an ongoing basis as necessary to incorporate new or changes to consumer protection laws, regulations, and supervisory guidance issued by federal agencies;

(e)     measures to ensure on-going, periodic training of appropriate Higher One personnel, including the board and senior management, that addresses compliance with consumer protection laws and regulations, including, but not limited to, section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1));

(f)     measures to enhance the risk monitoring process and management information systems to identify, manage and promptly correct compliance weaknesses, including any weaknesses in compliance with section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), in the marketing, processing, and servicing of Products or Services; and

(g)     measures to enhance the internal controls, including enhancing internal audits for compliance with consumer protection laws and regulations, including compliance with section 5(a)(1) of the FTC Act (15 U.S.C. § 45(a)(1)), in the marketing, processing, and servicing of Products or Services.

5.     Higher One shall ensure that any arrangement to offer Products or Services with any State Member Bank Partner provides that the State Member Bank Partner has ultimate authority to determine the terms, manner, and conditions under which any product or service will be offered to consumers, and that Higher One will make any changes, on a prospective basis, to such terms, manner, and conditions as the State Member Bank Partner deems necessary to comply with applicable laws, regulations, or regulatory guidance.

Restitution and Other Relief

6.     Within 10 days of this Order, Higher One shall deposit an amount of not less than $24,000,000 into a qualified settlement fund pursuant to section 1.468B-1, et seq., of the Treasury Regulations, promulgated under section 468B of the Internal Revenue Code, or otherwise into a segregated deposit account at an insured depository institution acceptable to the Philadelphia Reserve Bank (“Reserve Account”) for the purpose of providing restitution as provided by this Order. Higher One shall make all restitution payments required by this Order regardless of whether the total of such payments exceeds the segregated amount required by this Paragraph. No disbursements may be made out of the Reserve Account, except those made pursuant to the restitution plan submitted to and not objected to by the Philadelphia Reserve Bank pursuant to the terms of Paragraph 8 of this Order.

7.           (a)     Within 30 days of the Order, Higher One shall submit to the Philadelphia Reserve Bank for non-objection a proposed announcement regarding this Order and restitution to be posted on Higher One’s website, including procedures whereby individuals can check their eligibility for restitution to be made by Higher One and provide updated electronic mail and/or United States Postal Service mailing address information, via a toll-free number and via the Higher One website, if they have not received electronic mail and/or a letter from Higher One addressing this Order. Higher One shall submit to the Philadelphia Reserve Bank, for review and non-objection, the proposed announcement and procedures. The Philadelphia Reserve Bank shall notify Higher One in writing of any comments or non-objection to the proposed announcement and procedures. Higher One shall address any comments of the Philadelphia Reserve Bank, and make such changes as may be required. Upon receipt of the Philadelphia Reserve Bank’s written non-objection, the announcement and procedures, incorporating any changes that may be required in response to comments by the Philadelphia Reserve Bank, shall be implemented by Higher One, without further changes.

(b)        Higher One shall submit to the Philadelphia Reserve Bank the text of an announcement to all of Higher One’s OneDisburse clients whose accounts are handled by a State Member Bank Partner notifying them of this Order.

8.     Within 60 days of this Order, Higher One shall submit to the Philadelphia Reserve Bank an acceptable written plan to provide for remediation and restitution in connection with this Order (“OneAccount Restitution Plan”). The OneAccount Restitution Plan shall, at a minimum, address, consider, and include:

(a)        Provisions for Higher One to make the restitution described in accordance with the provisions set forth below:

(i)     Higher One shall make restitution to OneAccount account holders who opened a OneAccount at Cole Taylor Bank or Customers Bank during the Relevant Period (the “Eligible Consumers”);

(ii)     Restitution shall consist of all OneAccount fees received from all Eligible Consumers on or after May 4, 2012 and to and including July 7, 2014 (“Restitution Period”) for: merchant PIN-based debit transactions; non-Higher One ATM transactions; abandoned accounts; cash advance (i.e., bank teller withdrawal); delinquent accounts; GreenDot cash deposit; lack of documentation; and other improperly disclosed uncategorized fees that are not specifically identified above (“Restitution Fees”);

(iii)     Restitution provided by Higher One shall not limit consumers’ rights in any way;

(iv)     Restitution Fees may be decreased in the following amounts to the extent that Higher One provides appropriate documentation:

a.     by the amount of any of the Restitution Fees already refunded to Eligible Consumers during the Restitution Period and one month thereafter, provided that the refund corresponds to one or more of the Restitution Fees;

b.     by the amount of any of the Restitution Fees charged off for Eligible Consumers during the Restitution Period and one month thereafter, provided that the fee charged off corresponds to one or more of the Restitution Fees; and,

c.     by the amount of restitution provided to Eligible Consumers as a result of the settlement in In re: Higher One OneAccount Marketing and Sales Practices Litigation, No. 3:12-md-02407 (VLB) (D. Conn.) with respect to Restitution Fees charged to Eligible Consumers during the Restitution Period;

(v)     Restitution shall apply to all Eligible Consumers regardless of whether the OneAccounts are closed, charged-off, sold, or otherwise transferred at the time of restitution except as provided for in Paragraph 8(a)(iv);

(vi)     Except as provided herein, payments of the Restitution Fees for the Restitution Period shall be made by credits to the OneAccounts of Eligible Consumers entitled to such credits for those accounts held by Customers Bank. If, as of the date that restitution would have been made pursuant to this Order, an Eligible Consumer’s OneAccount has been closed, charged-off, sold, or otherwise transferred, the amount of restitution to which the Eligible Consumer is entitled will be made by check to the holder of the respective OneAccount; and

(vii)     Higher One shall provide the Philadelphia Reserve Bank with the data and information necessary to determine the restitution for Eligible Consumers, after which the Philadelphia Reserve Bank shall provide Higher One with the list of Eligible Consumers and the amounts of restitution to be paid to each Eligible Consumer. After an opportunity for Higher One to comment, the Philadelphia Reserve Bank shall submit to Higher One (and any third-party identified in the accepted OneAccount Restitution Plan as the trustee/paying agent) the final list of Eligible Consumers and amount of restitution to be paid to each, and payment by Higher One (or the third-party paying agent) of such amounts pursuant to the OneAccount Restitution Plan shall be deemed in compliance with the restitution requirements of this Order.

(b)     Proposed text of the electronic mail, letters, and envelopes that will be sent to Eligible Consumers entitled to credits to their accounts, the proposed text of the letters that will accompany the restitution checks to Eligible Consumers, and a proposed sample restitution check. The text of the electronic mail and letters shall include: satisfactory language explaining the reason Higher One is crediting the account or sending a restitution check together with an explanation of the manner in which the amount of restitution was calculated; a reference to and the web addresses for any press releases by the Board of Governors related to this Order; and a statement that the restitution payment does not, in any manner, limit a consumer’s rights. The face of each restitution check shall clearly and conspicuously state the number of days within which the Eligible Consumer must cash the check. The Philadelphia Reserve Bank shall notify Higher One in writing of any comments or non-objection to the proposed electronic mail, letters, checks, or envelopes. Higher One shall address any comments of the Philadelphia Reserve Bank, making such changes as may be required to the proposed electronic mail, letters, checks, or envelopes. The electronic mail, letters, checks, or envelopes incorporating any changes that may be required in response to comments by the Philadelphia Reserve Bank shall be sent without further changes to all Eligible Consumers entitled to receive credits to their accounts or checks for restitution in accordance with this Order.

9.     Within 20 days after receipt of the Philadelphia Reserve Bank’s written non- objection of the OneAccount Restitution Plan, the restitution described in Paragraph 8 shall be made and the electronic mail, letters, checks, and envelopes described in Paragraph 8 shall be sent in accordance with the Philadelphia Reserve Bank’s comments, if any, to the Eligible Consumers. Electronic mail for Eligible Consumers who are to receive restitution by credits shall be sent to the electronic mail address of the Eligible Consumers. Letters and any checks are to be sent by United States Postal Service first-class mail, address correction service requested, to each Eligible Consumer’s last known address reflected in Higher One’s records, the school’s records if available, or the most recent address provided by the National Change of Address System. The envelopes shall contain only the materials to which the Reserve Bank has provided a non-objection. Higher One shall make reasonable attempts to locate Eligible Consumers or their estates, including a standard address search using the National Change of Address System, or other similar system, if the notification letter and/or restitution check is returned for any reason. Higher One shall promptly re-mail all returned letters and restitution checks to corrected addresses, if any.

10.           (a)     No earlier than 90 days from the date the restitution checks were originally mailed (“Void Date”), Higher One may void all checks that were returned or have not been negotiated, provided Higher One includes a mechanism in the OneAccount Restitution Plan by which Eligible Consumers can obtain a restitution payment for a period of 360 days from the date the restitution check was originally mailed.

(b)     The total amount of any restitution payments that had been made by checks that were voided and that were not cashed or deposited by Eligible Consumers, and the total amount of any interest or other payments earned on the Reserve Account shall be distributed to the United States Treasury.

(c)     Once the Board of Governors determines that all required restitution obligations described in paragraphs 9 and 10 (a) and (b) of this Order have been satisfied and the Board of Governors issues the appropriate non-objection, Higher One may close the Reserve Account and remit to Higher One any excess funds remaining therein.

Independent Third-Party Auditor

11.         Within 30 days of the date of this Order, Higher One shall hire an independent auditor who is acceptable to the Philadelphia Reserve Bank, who shall verify that Higher One made restitution as directed by the Philadelphia Reserve Bank. The independent auditor shall prepare a final written report (“Final Report”) evaluating the processes and procedures by which Higher One determined and made the restitution, including the amounts of all restitution credits and refunds required by this Order. The OneAccount Restitution Plan shall contain a date by which the independent auditor’s Final Report shall be submitted to the Philadelphia Reserve Bank for non-objection. Prior to delivery of the Final Report, the Philadelphia Reserve Bank may require the independent auditor to produce an interim report or other updates related to Higher One’s restitution of Eligible Consumers as required by this Order. All reports by the independent auditor shall be submitted to Higher One and the Philadelphia Reserve Bank.

Civil Money Penalty

12.     The Board of Governors hereby assesses Higher One a civil money penalty in the amount of $2,231,250 to be paid to the Board of Governors at the time of the execution of this Order by Fedwire transfer of immediately available funds to the Federal Reserve Bank of Richmond, ABA No. 05 1000033, beneficiary, Board of Governors of the Federal Reserve System. The Board of Governors or the Federal Reserve Bank of Richmond on its behalf shall remit the funds for the civil money penalty assessment to the United States Treasury, pursuant to section 8(i) of the Federal Deposit Insurance Act (12 U.S.C. 1818(i)).

Approval and Implementation of Plans and Programs

13.     Higher One shall submit written plans that are acceptable to the Philadelphia Reserve Bank within the applicable time periods set forth in this Order.

14.     Unless otherwise provided above, within 10 days of approval by the Philadelphia Reserve Bank, Higher One shall adopt the approved plans. Upon adoption, Higher One shall promptly implement the approved plans, and thereafter fully comply with them.

15.     During the term of this Order, the approved plans shall not be amended or rescinded without the prior written approval of the Philadelphia Reserve Bank.

16.     Higher One shall make no representations to any insured depository institution, any consumer, or any other person or entity that the Board of Governors, the Reserve Banks, or any employee, agent, or representative of the Board of Governors or the Reserve Banks have endorsed or approved any aspect of any product or service offered by Higher One.

Recordkeeping

17.     For 7 years from the effective date of this Order, Higher One shall retain all records pertaining to the OneAccount Restitution Plan including but not limited to: documentation of the processes and procedures used to determine Eligible Consumers; the names, contact, and account information of Eligible Consumers; any mailing records; and documentation that the appropriate restitution and equitable relief were made.

Communications

18.	All communications regarding this Order shall be sent to:

(a)	Chris Henderson
Assistant Vice President Federal Reserve Bank of Philadelphia Ten Independence Mall Philadelphia, Pennsylvania 19106

(b)	Richard M. Ashton Deputy General Counsel
Board of Governors of the Federal Reserve System Washington, D.C. 20551

(c)	Casey McGuane
Chief Operating Officer Higher One, Inc. 115 Munson Street New Haven, Connecticut 06511 With a copy to:

(d)	William F. Kroener III Sullivan & Cromwell LLP
1700 New York Avenue, NW, Suite 700 Washington, D.C. 20006

Miscellaneous

19.     Notwithstanding any provision of this Order to the contrary, the Philadelphia Reserve Bank may, in its discretion, grant written extensions of time to Higher One to comply with any provision of this Order.

20.     The provisions of this Order shall be binding upon Higher One, its institution- affiliated parties, in their capacities as such, and its successors and assigns.

21.     Each provision of this Order shall remain effective and enforceable until stayed, modified, or terminated, or suspended in writing by the Philadelphia Reserve Bank.

22.     The provisions of this Order shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Banks, or any other federal or state agency from taking any further or other action affecting Higher One, or any of its current or former institution-affiliated parties or its successors or assigns, or any other of Higher One’s subsidiaries; however, the Board of Governors shall not take any further action against Higher One based upon the conduct described in the WHEREAS clauses of this Order to the extent known by the Board of Governors as of the effective date of this Order. This release and discharge shall not preclude or affect any right of the Board of Governors to determine and ensure compliance with this Order or any proceeding brought by the Board of Governors to enforce the terms of this Order.

23.     Nothing in this Order, expressed or implied, shall give to any person or entity, other than the parties hereto and their successors hereunder, any legal or equitable right, remedy, or claim under this Order.

By Order of the Board of Governors of the Federal Reserve System effective this 23rd day of December, 2015.

HIGHER ONE, INCORPORATED		BOARD OF GOVERNORS
OF THE FEDERAL RESERVE SYSTEM

By:	/s/ Marc Sheinbaum	By:	/s/Robert de v. Frierson
	Marc Sheinbaum		Robert deV. Frierson
	Chief Executive Officer		Secretary of the Board

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